EXHIBIT 10.7

[WAFERGEN LETTERHEAD]

October 19, 2011

Alnoor Shivji

Re:	Separation from Employment

Dear Alnoor:

This letter confirms the terms of your separation from employment with WaferGen Bio-systems, Inc. (the “Company”), which will become effective as of October 18, 2011 (“Separation Date”).  You will also cease to be an executive officer or director of any of the Company’s subsidiaries effective as of the Separation Date.  We have valued the important contributions that you have made, as a co-founder of the Company, over a sustained period of time.

1.          Final Paycheck.

You will be paid on the Separation Date your final paycheck in the amount of $20,020.00, which amount represents all outstanding salary amounts and accrued, but unused, vacation time based on your final annual salary rate of $262,500.00, net of applicable withholdings.  You acknowledge and agree that you are not owed or entitled to any additional wages, bonuses, accrued vacation or other compensation from the Company.   You and the Company acknowledge that, as of the Separation Date, you have 200 hours of accrued but unused vacation time.  If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement within thirty (30) days after the Separation Date, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

2.          COBRA.

You will be eligible to elect medical insurance coverage under COBRA, and will receive information from our plan administrator describing this election.

3.          Accelerated Vesting.

In accordance with Section 9(e)(4) of your Executive Employment Agreement dated May 31, 2007 (the “Employment Agreement”), all stock options granted to you pursuant to the Company’s stock incentive plan (the “Options”) shall vest immediately and become exercisable effective on your Separation Date; provided, however, that any unexercised Options shall expire on the eighteen (18) month anniversary of the Separation Date, but in no event beyond the original term(s) of the Options.

4.          Severance Benefits.

The Company also will provide you with the following severance benefits:

(a)           Severance pay in the amount of $262,500.00, less applicable withholdings, payable in the form of salary continuation in accordance with the Company’s regular payroll practices (“Severance”), and will be paid in twelve (12) equal installments beginning on the Company’s first regular payroll date after the expiration of the 7-day revocation period discussed in Section 10 below.

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Alnoor Shivji
October 19, 2011
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(b)           If you elect to convert your medical insurance coverage under COBRA, the Company will pay the premiums for your COBRA coverage (including your eligible dependents) until the earlier of (i) the one-year anniversary of the Separation Date or (ii) the date you become covered under another employer’s group health plan; provided that if the Company is subject to a tax or penalty pursuant to the Internal Revenue Code Section 4980D as a result of providing some or all of the payments described in this subsection (b), the Company will pay you a monthly amount equal to the COBRA premium owed for your COBRA coverage (including your eligible dependents) beginning on the Company’s first regular payroll date after the expiration of the 7-day revocation period discussed in Section 10 below, until the one-year anniversary of the Separation Date.

(c)           In the event either of the Company’s executive officers are paid 2011 Annual Bonuses (as defined below), then the Company shall pay you a pro-rata amount of the 2011 Annual Bonus (as defined below) that you would have been eligible to receive had you remained employed by the Company through December 31, 2011 (determined by multiplying the amount you would have received based upon the actual level of achievement of the 2011 performance goals had your employment continued through the end of 2011 by a fraction, the numerator of which is the number of days during 2011 that you were employed by the Company and the denominator of which is 365), such pro-rata amount to be paid at the same time and in the same form as the 2011 Annual Bonus otherwise are paid to the executive officers.

(d)                      Continued coverage, at the Company’s expense, for one year after the Separation Date, under the Company’s life insurance plan and disability insurance plan or, in the event such plans do not permit coverage of you following the Separation Date, coverage under life insurance and disability insurance plans that provide no less coverage than your Company-provided plans.

Except for the separation benefits set forth above, you will not be entitled to any compensation, benefits or other perquisites of employment after the Separation Date.  The term “2011 Annual Bonus” shall mean the cash bonus payable under the Company’s Executive Incentive Plan with respect to calendar year 2011 performance to the extent the performance objectives under the Executive Incentive Plan are met, as may be subsequently adjusted or interpreted by the Board of Directors or the Compensation Committee of the Board of Directors, but shall exclude any discretionary bonuses that may be paid to the executive officers outside of the terms of the Company’s Executive Incentive Plan.

5.          Release of Claims.

You hereby completely release and forever discharge the Company, its affiliated, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Company Released Parties”) from any and all claims that you may now have or have ever had against any of the Company Released Parties arising under Title VII of the Civil Rights Act of 1964, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, or any other claims for violation of any federal, state, or municipal employment laws, and any and all claims for attorneys’ fees and costs  related thereto (the “Released Claims”).  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.  You also are not waiving any rights to indemnification from the Company that you may have under your indemnification agreement with the Company, the Company’s organizational documents, or applicable law.

You agree not to file or initiate any lawsuit concerning the Released Claims. Notwithstanding the foregoing, this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

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Alnoor Shivji
October 19, 2011
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You acknowledge that the foregoing releases cover both known and unknown claims.  Accordingly, you waive their rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

6.          Nondisparagement.

You agree not to make or publish, either orally or in writing, any disparaging statement about the Company or any of its officers or directors, and the Company agrees to instruct its officers and directors not to make or publish any disparaging statement about you; provided that each party shall respond accurately and fully to any inquiry or request for information when required by legal process.

7.          Company Property.

Even after your employment with the Company ends, you must comply with your continuing obligation to maintain the confidentiality of the Company’s proprietary information, including your obligations under the proprietary information agreement you signed as a condition of your employment (the “Proprietary Information Agreement”).

8.          Attorneys’ Fees.

The Company will reimburse you for the reasonable, documented attorneys’ fees that you incur in connection with legal review of this document by your attorneys, up to $5,000.

9.          Entire Agreement.

This letter contains all of our agreements and understandings and fully supersedes any other prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Proprietary Information Agreement and Sections 11 and 13 of the Employment Agreement.  The agreement is governed by California law and may be amended only in a written document signed by you and the Company.  If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable.  This agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys and permitted assigns.  You agree, however, that you will not assign any rights or obligations under this agreement, and any such purported assignment shall be null and void.

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Alnoor Shivji
October 19, 2011
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10.          Consideration.

Please note that you have 21 days to consider this letter agreement (but may sign it at any time before hand if you so desire).  You also acknowledge that you have been advised that you can consult an attorney in considering this agreement.  In addition, you can revoke your release of ADEA claims within seven days of signing this agreement by sending me a certified letter to that effect.  Although the portion of this letter that pertains to the release of claims under the ADEA shall not become effective or enforceable and no severance payment or benefits will be provided until the 7-day revocation period has expired, all other provisions of this letter will become effective upon your signing of this letter.

11.          Section 409A

The parties agree that your separation from employment with the Company constitutes a “separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”).  The parties further agree that the severance payments payable pursuant to this letter are exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and (v). This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Very truly yours,

/s/ Joel Kanter

To accept the severance package described above, please sign below and return this letter to me on or before November 10, 2011.

ACCEPTED AND AGREED:

Dated:  October 19, 2011                                                                                     /s/ Alnoor Shivji
             Alnoor Shivji

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